UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): March 14, 2014

TONIX PHARMACEUTICALS HOLDING CORP.

(Exact name of registrant as specified in its charter)

Nevada	001-36019	26-1434750
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

509 Madison Avenue, Suite 306, New York, New York 10022

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 980-9155

Copy of correspondence to:

Marc J. Ross, Esq.

James M. Turner, Esq.

Sichenzia Ross Friedman Ference LLP

61 Broadway

New York, New York 10006

Tel: (212) 930-9700 Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
Item 1.02	Termination of a Material Definitive Agreement.
Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 14, 2014, Tonix Pharmaceuticals Holding Corp. (the “Company”) entered into an employment agreement (the “Daugherty Agreement”) with Dr. Bruce Daugherty (“Daugherty”) to continue to serve as our Chief Scientific Officer. On March 19, 2014, the Company entered into an employment agreement (the “Gershell Agreement” and together with the Daugherty Agreement, the “Agreements”) with Dr. Leland Gershell (“Gershell” and together with Daugherty, the “Executives”) to continue to serve as our Chief Financial Officer and Treasurer.  These Agreements supersede and replace the employment agreements entered into between the Company and Daugherty and Gershell on April 1, 2012, as amended October 15, 2013, which were terminated on March 14, 2014 and March 19, 2014, respectively.

The base salary for Daugherty under the Daugherty Agreement is $220,000 per annum and the base salary for Gershell under the Gershell Agreement is $325,000 per annum. The Agreements have an initial term of one year and automatically renew for successive one year terms unless either party delivers written notice not to renew at least 60 days prior to the end of the current term.

Pursuant to the Agreements, if the Company terminates Executive’s employment without Cause (as defined in the Agreements) or Executive resigns for Good Reason (as defined in the Agreement), the Executive is entitled to the following payments and benefits: (1) his fully earned but unpaid base salary through the date of termination at the rate then in effect, plus all other benefits, if any, under any group retirement plan, nonqualified deferred compensation plan, equity award plan or agreement, health benefits plan or other group benefit plan to which Executive may be entitled to under the terms of such plans or agreements; (2) a lump sum cash payment in an amount equal to 12 months of his base salary as in effect immediately prior to the date of termination; (3) continuation of health benefits for Executive and his eligible dependents for a period of 12 months following the date of termination; and (4) the automatic acceleration of the vesting and exercisability of outstanding unvested stock awards as to the number of stock awards that would have vested over the 12-month period following termination had such Executive remained continuously employed by the Company during such period.

Pursuant to the Agreement, if Executive’s employment is terminated as a result of death or permanent disability, Executive or his estate, as applicable, is entitled to the following payments and benefits: (1) his fully earned but unpaid base salary through the end of the month in which termination occurs at the rate then in effect; (2) a lump sum cash payment in an amount equal to six months of his base salary as in effect immediately prior to the date of termination; and (3) the automatic acceleration of the vesting and exercisability of outstanding unvested stock awards.

If Executive is terminated without Cause or resigns for Good Reason during the period commencing 90 days prior to a Change in Control (as defined in the Agreement) or 12 months following a Change in Control, Executive shall be entitled to receive, in lieu of the severance benefits described above, the following payments and benefits: (1) a lump sum cash payment in an amount equal to 18 months of his base salary as in effect immediately prior to the date of termination, except that, while Executive is still entitled to the Sale Bonus (as defined below), it will only be 9 months; (2) continuation of health benefits for Executive and his eligible dependents for a period of 12 months following the date of termination, except that, while Executive is still entitled to the Sale Bonus it will only be 6 months; and (3) the automatic acceleration of the vesting and exercisability of outstanding unvested stock awards.

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If during the term of the Agreement or within 120 days after Executive is terminated without Cause or resigns for Good Reason, following a Change in Control, the Company consummates a Change in Control transaction in which the Enterprise Value (as defined in the Agreement) equals or exceeds $50 million, Executive shall be entitled to receive a lump sum payment equal to (i) for Daugherty, 1.6% of the Enterprise Value and (ii) for Gershell, 2.0% of the Enterprise Value (the “Sale Bonus”). The Sale Bonus provision of the Agreement will terminate upon the Company granting Executive long-term incentive compensation mutually agreed to by the Board of Directors of the Company and such Executive.

The foregoing description of the terms of the Agreements does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Agreements, which are filed herewith as Exhibits 10.01 and 10.03 and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.01	Employment Agreement, between Tonix Pharmaceuticals Holding Corp. and Bruce Daugherty, dated March 14, 2014
10.02	Letter of Termination of Prior Employment Agreement, between Tonix Pharmaceuticals Holding Corp. and Bruce Daugherty, dated March 14, 2014
10.03	Employment Agreement, between Tonix Pharmaceuticals Holding Corp. and Leland Gershell, dated March 19, 2014
10.04	Letter of Termination of Prior Employment Agreement, between Tonix Pharmaceuticals Holding Corp. and Leland Gershell, dated March 19, 2014

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SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TONIX PHARMACEUTICALS HOLDING CORP.

Date: March 19, 2014	By: /s/ SETH LEDERMAN
Seth Lederman
Chief Executive Officer

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